Exhibit 10.1

AMENDMENT
TO THE
INTREXON CORPORATION
AMENDED AND RESTATED
2013 OMNIBUS INCENTIVE PLAN

The Intrexon Corporation Amended and Restated 2013 Omnibus Incentive Plan, as amended (the “2013 Plan”), is hereby amended, effective as of January 5, 2020, as follows:

1.	The first sentence of Section 6.03 of the 2013 Plan is hereby deleted and replaced in its entirety with the following:

The maximum number of shares of Common Stock that may be covered by Options, SARs or Other Stock-Based Awards in the nature of purchase rights granted to any one Participant during any calendar year shall be 5,000,000 shares of Common Stock; provided, however, that (i) if the Options, SARs or Other Stock-Based Awards in the nature of purchase rights are denominated in shares of Common Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Common Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Common Stock into cash and (ii) any adjustment in the number of shares of Common Stock or amount of cash delivered to reflect actual or deemed investment experience shall be disregarded.

2.	Except as amended above, the 2013 Plan shall remain in full force and effect.